Exhibits 5 and 23(a)
                         LAW OFFICES OF OSCAR D. FOLGER
                                521 Fifth Avenue
                            New York, New York 10175


                                                                 July 7, 2000

IR Operating Corporation.
112 Main Street
Webster, MA  01570

                                        Re:  Form S-8 Registration Statement

Gentlemen:

     We have acted as counsel to IR Operating Corporation, a Delaware corporation (the "Company"), in connection with the registration of 3,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company, pursuant to the registration statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended. The Registration Statement relates to the shares of Common Stock issuable to employees and consultants of the Company pursuant to the IR Operating Corporation 1999 Stock Option Plan (the "Plan").

     In our opinion, the Common Stock to be registered under the Registration Statement has been duly authorized for issuance by the Company, and upon issuance and delivery in accordance with the Plan, the Common Stock will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

     This opinion is to be used only in connection with the offer and sale of the Common Stock as variously referred to herein while the Registration Statement is in effect.

                                                         Very truly yours,

                                                         /s/ Oscar D. Folger